Tonix Pharmaceuticals Holding Corp. S-1

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement of Tonix Pharmaceuticals Holding Corp. (the "Company") on Form S-1 (No. 333-233445), to be filed on or about September 6, 2019 of our report dated March 18, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 18, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 6, 2019